Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2008
COCONUT GROVE, FLORIDA, November 6, 2008 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and nine-month periods ended September 30, 2008.
Discussion and Results
Raúl Alarcón Jr., Chairman and CEO, commented, “Our third quarter financial performance reflects the impact of a slowing economy and an industry-wide weakness in advertising demand, offset in part by strong growth at MegaTV. During the quarter we aggressively lowered expenses, streamlined personnel and eliminated any unnecessary discretionary spending in order to stabilize operating performance in anticipation of what is expected to be a prolonged economic downturn. We fully expect to realize the benefits of these savings in the coming quarters as we continue to strengthen the leadership position of our heritage radio brands in the nation’s top Hispanic markets. At MegaTV, we continue to gain traction among Hispanic audiences, as well as blue-chip advertising partners, as a result of our unique programming and expanded distribution footprint. Looking ahead, we remain committed to capitalizing on our assets to expand on our presence among the millions of Hispanic households we serve, while exploring all avenues to monetize our audience shares for the benefit of our shareholders.”
Quarter Results
For the quarter ended September 30, 2008, consolidated net revenue totaled $41.3 million compared to $46.8 million for the same prior year period, resulting in a decrease of $5.5 million or 12%. This consolidated decrease was attributable to our radio segment which had a net revenue decrease of $7.9 million or 18%, offset by an increase in our television segment net revenue of $2.4 million or 99%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales. The decrease in local sales occurred in our Miami, Los Angeles, New York and Chicago markets, offset by an increase in our Puerto Rico market. The decrease in national sales occurred throughout all of our markets. Our television segment net revenue growth was primarily due to increases in local spot sales, subscriber revenue related to the DIRECTV affiliation agreements, barter sales, and local integrated sales.
Operating income totaled $4.0 million compared to $11.9 million for the same prior year period. The decrease in operating income was mainly due to the decrease in consolidated net revenue and restructuring costs of $2.2 million, offset by a decrease in corporate expenses. Please refer to the Restructuring Costs section for a detailed discussion.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $8.0 million compared to $13.1 million for the same prior year period, resulting in a decrease of $5.1 million. This decrease was primarily attributed to the decrease of $6.6 million in our radio segment, offset by a decrease of $1.2 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Income before income taxes totaled $1.9 million compared to $7.1 million for the same prior year period.

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Nine-month Results
For the nine-months ended September 30, 2008, consolidated net revenue totaled $122.9 million compared to $133.6 million for the same prior year period, resulting in a decrease of $10.7 million or 8%. This consolidated decrease was attributable to our radio segment which had a net revenue decrease of $16.0 million or 13%, offset by an increase in our television segment net revenue of $5.3 million or 74%. Our radio segment had a decrease in net revenue primarily due to lower local and national sales. The decrease in local sales occurred primarily in our Miami, Los Angeles, Chicago and New York markets, offset by increases in our Puerto Rico and San Francisco markets. The decrease in national sales occurred in our Miami, Chicago, and New York markets, offset by an increase in our Los Angeles market. Our television segment net revenue growth was primarily due to increases in subscriber revenue related to the DIRECTV affiliation agreements, local spot sales, barter sales, and local integrated sales.
Operating (loss) income totaled $(388.1) million compared to $29.0 million for the same prior year period. The decrease was primarily related to the impairment of FCC broadcasting licenses and restructuring costs. Also contributing to the decrease in operating (loss) income was an increase in our television segment’s operating expenses and a decrease in our radio segment’s net revenue. Please refer to the Restructuring Costs and Impairment of FCC Broadcasting Licenses sections for detailed discussions.
Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs, a non-GAAP measure, totaled $15.0 million compared to $32.4 million for the same prior year period, resulting in a decrease of $17.4 million. This decrease was primarily attributed to the decrease of $16.1 million in our radio segment, an increased loss of $2.0 million in our television segment, offset by a decrease of $0.6 million in corporate expenses. Please refer to the Segment Data and Non-GAAP Financial Measures section for definitions and a reconciliation of GAAP to non-GAAP financial measures.
(Loss) income before income taxes totaled $(398.6) million compared to $16.7 million for the same prior year period.
Restructuring Costs
Under a restructuring plan to reduce expenses throughout the Company, we incurred costs totaling $2.2 million related to the termination of various programming contracts and personnel. We believe that the restructuring plan and other cost-cutting measures will likely result in cost savings of approximately $11.0 to $13.0 million over the next twelve-months. This range excludes savings from our significant reduction of cash advertising and marketing expenses. In addition, we will review other cost-cutting measures, on an as-needed basis, as we continue to evaluate the scope and duration of the current economic slowdown and its continued impact on our operations.
Impairment of FCC Broadcasting Licenses
During the three-months ended June 30, 2008, we recorded an impairment loss of approximately $396.3 million related to the FCC broadcasting licenses for certain individual stations in our Los Angeles, San Francisco, Puerto Rico, Miami and New York markets, as a result of our SFAS No. 142 impairment testing. The primary contributing factors that caused the impairment loss were a decrease in advertising revenue growth projections for the broadcasting industry, an increase in the discount rate and a decline in cash flow multiples for recent station sales.
Recent Developments
Draw Down of Revolving Credit Facility
On October 3, 2008, we requested to draw down $25.0 million from our $25.0 million revolver facility under the senior secured credit facility agreement, dated as of June 10, 2005, among us, Merrill Lynch, Pierce Fenner & Smith, Incorporated, as syndication agent, Wachovia Bank, National Association, as documentation agent, Lehman Commercial Paper Inc., as administrative agent (“Lehman”), and various lenders from time to time. On October 8, 2008, we only received an aggregate of $15.0 million of the $25.0 million revolver as a result of Lehman’s failure to fund its $10.0 million portion of the facility due to its bankruptcy filing.

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The $15.0 million drawn on October 8, 2008 currently bears interest at a rate equal to 1.0% over the base prime rate unless converted to a LIBOR-based term rate. As of October 8, 2008, the applicable margin of the revolving credit facility was (i) 2.00% per annum for Eurodollar loans and (ii) 1.00% per annum for base rate loans.
On October 24, 2008, the draw down on the revolver was used, with other funds, to repay the non-interest bearing secured promissory note of $18.5 million. Please refer to the Early Extinguishment of the $18.5 million Non-interest Bearing Promissory Note” section below for further details.
Dividend Payment on the Series B Preferred Stock
Under the terms of our Series B preferred stock, we are required to pay dividends at a rate of 10 3/4 % per year of the $1,000 liquidation preference per share of Series B preferred stock. From October 30, 2003 to October 15, 2008, we had the option to pay these dividends in either cash or additional shares of Series B preferred stock. On October 15, 2008, we paid our quarterly dividend in additional shares of our Series B preferred stock. After October 15, 2008, we are required to pay the quarterly dividends on our Series B preferred stock in cash.
NASDAQ Delisting Letter and Temporary Postponement
On October 22, 2008, we received a notification letter (the “Letter”) from The Nasdaq Stock Market (“NASDAQ”), notifying us that NASDAQ has suspended, for a three-month period, effective October 16, 2008, the enforcement of the rule requiring a minimum bid price and market value of publicly held shares (the “Rule”). NASDAQ has said that it will not take any action to delist any security for these concerns during the suspension period. NASDAQ has stated that, given the current extraordinary market conditions, this suspension will remain in effect through Friday, January 16, 2009 and that the Rule will be reinstated on Monday, January 19, 2009, and the first relevant trade date will be Tuesday, January 20, 2009.
We previously received a Staff Deficiency Letter from NASDAQ on August 20, 2008 indicating that the minimum bid price of our common stock had fallen below $1.00 for 30 consecutive trading days, and that it was therefore not in compliance with NASDAQ Marketplace Rule 4450(b). The notice further provided that in accordance with the NASDAQ Marketplace Rules, we would be provided 180 calendar days, or until February 17, 2009, to regain compliance with the minimum bid price requirement.
We had 124 calendar days remaining in our compliance period as of October 16, 2008, the effective date of NASDAQ’s suspension. Upon reinstatement of the rules on January 19, 2009, we will have the same number of days remaining, or until May 26, 2009, to regain compliance. We may regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1.00 closing bid price for a minimum of 10 consecutive trading days.
During this interim period, our common stock is expected to continue to trade on The NASDAQ Global Market. If compliance with Marketplace Rule 4450(b) cannot be demonstrated by May 26, 2009, our common stock will be subject to delisting from The NASDAQ Global Market.
We intend to use all reasonable efforts to maintain the listing of our common stock on the Nasdaq Global Market, but there can be no guarantee that we will regain compliance with the continued listing requirements, or will be able to demonstrate a plan to sustain compliance in order to avoid delisting from the Nasdaq Global Market.
Early Extinguishment of the $18.5 million Non-interest Bearing Promissory Note
On October 24, 2008, we entered into a letter agreement with BC Media Funding Company II, LLC, as agent for Media Funding Company, LLC, successors in interest to the rights of WDLP Broadcasting Company, LLC and Robin Broadcasting Company, LLC, for the early extinguishment of the $18,500,000 non-interest bearing promissory note due January 2, 2009 (the “Note”).

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Pursuant to the letter agreement, we received a discount of $150,000 and only paid $18,350,000 (the “Payoff Amount”) in full satisfaction due under the Note. We used cash on hand and $15.0 million of proceeds drawn down from the revolving credit facility to satisfy the Payoff Amount.
In addition, on October 24, 2008, we were released from all obligations and liabilities, security interests, pledges, liens, mortgages, assignments or other interests granted by us and our subsidiaries pursuant to the security agreement, the pledge agreement, the Note and any and all documentation related to the loan documents.
Fourth Quarter 2008 Outlook
Due to the limited visibility resulting from the current economic environment and the industry-wide advertising decline, we find it prudent to continue the suspension of our quarterly guidance at this time.
Third Quarter 2008 Conference Call
We will host a conference call to discuss third quarter 2008 financial results on November 6, 2008 at 2:00 p.m. ET. To access the teleconference, please dial (973) 935-2407 ten minutes prior to the start of the call and reference passcode 68124552.
A live webcast of the teleconference will be available on the investor section of our corporate Website at www.spanishbroadcasting.com/webcasts.shtml.
A replay of the teleconference will be available via telephone through November 13, 2008. U.S. participants can access the replay by dialing (800) 642-1687 and international participants can dial (706) 645-9291. The passcode for the replay is 68124552. A webcast of the teleconference will be archived on the Company’s Web site for seven days.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. owns and/or operates 21 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City, as well as 4 of the Top 6 rated radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation serving the South Florida market, owns and operates a station in Miami-Ft. Lauderdale DMA (WSBS) Ch. 22, and an affiliate in West Palm Beach, Fl (Ch. 57/Comcast 231). Mega TV also has national distribution in the US through DirecTV Más (Ch. 405). The channel can also be seen in Puerto Rico on DIRECTV (Ch. 169), and through affiliate WSJU (Ch. 30). SBS also produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and nine-months ended September 30, 2008 and 2007.

	Three-Months Ended Sept. 30,		Nine-Months Ended Sept. 30,
	2008	2007	2008	2007
Amounts in thousands	(Unaudited)		(Unaudited)

Net revenue	$41,253	46,772	$122,866	133,580
Station operating expenses	30,577	29,772	97,907	90,547
Corporate expenses	2,707	3,881	9,972	10,596
Depreciation and amortization	1,792	1,194	4,596	3,436
(Gain) loss on the disposal of assets, net	(5)	51	(10)	50

Impairment of FCC broacasting licenses and restruturing costs	2,199	—	398,451	—

Operating income (loss)	3,983	11,874	(388,050)	28,951
Interest expense, net	(5,686)	(4,789)	(16,085)	(14,213)
Changes in fair value of derivative instrument	3,585	—	3,585	—
Other income, net	—	25	1,928	1,985

Income (loss) before income taxes	$1,882	7,110	$(398,622)	16,723
Income tax expense (benefit)	2,325	4,569	(98,207)	10,778

Net (loss) income	$(443)	2,541	$(300,415)	5,945

Dividends on Series B preferred stock	(2,417)	(2,417)	(7,251)	(7,251)

Net (loss) income applicable to common stockholders	$(2,860)	124	$(307,666)	(1,306)

Net loss per common share:
Basic and Diluted	$(0.04)	—	$(4.25)	(0.02)

Weighted average common shares outstanding:
Basic	72,418	72,381	72,409	72,381

Diluted	72,418	72,386	72,409	72,381

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Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-month ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended Sept. 30,		%
(Amounts in millions)	2008	2007	Change

Operating Income	$4.0	11.9	(66%)
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	2.2	—
add back: Depreciation & amortization	1.8	1.2

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$8.0	13.1	(39%)

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Nine-Months Ended Sept. 30,		%
(Amounts in millions)	2008	2007	Change

Operating (Loss) Income	$(388.1)	29.0
add back: Gain on the disposal of assets, net	—	—
add back: Impairment of FCC broadcasting licenses and restructuring costs	398.5	—
add back: Depreciation & amortization	4.6	3.4

Operating Income before Depreciation & Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs	$15.0	32.4	(54%)

Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income (Loss), Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Depreciation and Amortization, Gain on the Disposal of Assets, net, and Impairment of FCC Broadcasting Licenses and Restructuring Costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended				Nine-Months Ended
	Sept. 30,		Change		Sept. 30,		Change
	2008	2007	$	%	2008	2007	$	%

Net revenue:
Radio	$36,411	44,333	(7,922)	(18%)	$110,445	126,421	(15,976)	(13%)
Television	4,842	2,439	2,403	99%	12,421	7,159	5,262	74%

Consolidated	$41,253	46,772	(5,519)	(12%)	$122,866	133,580	(10,714)	(8%)

Operating income before depreciation and amortization, gain on the disposal of assets, net, and impairment of FCC broadcasting licenses and restructuring costs:
Radio	$13,394	20,025	(6,631)	(33%)	$35,406	51,486	(16,080)	(31%)
Television	(2,718)	(3,025)	307	(10%)	(10,447)	(8,453)	(1,994)	24%
Corporate	(2,707)	(3,881)	1,174	(30%)	(9,972)	(10,596)	624	(6%)

Consolidated	$7,969	13,119	(5,150)	(39%)	$14,987	32,437	(17,450)	(54%)

Depreciation and amortization:
Radio	$817	716	101	14%	$2,397	2,153	244	11%
Television	578	170	408	240%	1,022	440	582	132%
Corporate	397	308	89	29%	1,177	843	334	40%

Consolidated	$1,792	1,194	598	50%	$4,596	3,436	1,160	34%

(Gain) loss on the disposal of assets, net:
Radio	$(5)	51	(56)	(110%)	$(10)	50	(60)	(120%)
Television		—	—	0%	—	—	—	0%
Corporate		—	—	0%	—	—	—	0%

Consolidated	$(5)	51	(56)	(110%)	$(10)	50	(60)	(120%)

Impairment of FCC broadcasting licenses and restructuring costs:
Radio	$2,191	—	2,191	100%	$381,606	—	381,606	100%
Television	8	—	8	100%	16,845	—	16,845	100%
Corporate	—	—	—	0%	—	—	—	0%

Consolidated	$2,199	—	2,199	100%	$398,451	—	398,451	100%

Operating income (loss):
Radio	$10,391	19,258	(8,867)	(46%)	$(348,587)	49,283	(397,870)	(807%)
Television	(3,304)	(3,195)	(109)	3%	(28,314)	(8,893)	(19,421)	218%
Corporate	(3,104)	(4,189)	1,085	(26%)	(11,149)	(11,439)	290	(3%)

Consolidated	$3,983	11,874	(7,891)	(66%)	$(388,050)	28,951	(417,001)	(1440%)

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Selected Unaudited Balance Sheet Information and Other Data:

As of Sept. 30,
(Amounts in thousands)	2008

Cash and cash equivalents	$34,005

Total assets	$520,283

Senior secured credit facility term loan due 2012	$313,625
Non-interest bearing note due 2009	18,137
Other debt	7,599

Total debt	$339,361

Series B preferred stock	$91,946

Total stockholders’ deficit	$(6,923)

Total capitalization	$424,384

	For the Nine-Months Ended Sept. 30,
(Amounts in thousands)	2008	2007

Capital expenditures	$15,591	6,731

Cash paid for income taxes, net	$22	—